Exhibit 10.37
[UNOFFICIAL ENGLISH TRANSLATION SOLELY FOR REFERENCE]

Gas Station Lease Agreement
(with Andong Gas Station)

Pursuant to the “PRC Contract Law” and other applicable statutes, Xi’an Baorun Enterprise Development Co. Ltd. and Andong Gas Station have entered into the agreement as follows regarding the leasing of Andong Gas Station:

Article I          Two Parties to This Agreement

Lessor:	Andong Gas Station (“Party A”)
Registered Address:	North of Liu Village, Baling County, Baqiao District, Xi’an
Legal Representative:	WANG Junben

Lessee:	Xi’an Baorun Enterprise Development Co. Ltd. (“Party B”)
Registered Address:	7 Huoju Road, New Century Plaza, Xi’an
Legal Representative:	GAO Xincheng

Article II        Content of the Lease

Party A shall lease the gas station located north of Liu Village, Baling County, Baqiao District, Xi’an to Party B.  The said station occupies a ground area of 7 mu, including 8 electronic gas filling machines, 4 storage tanks with a total capacity of 240 cubic meters and a rain shed of about 1000 square meters.

Article III       Term of the Lease

1. The term of the lease starts on December 17, 2009 to December 16, 2029.

2. This Agreement will take effect upon execution and the start of the lease is on the day when Party B takes over the station.

Article IV       Rent and Payment Method

1. The annual rent for the station is RMB 2,200,000.00 even and the total rent for the entire 20-year term of the lease is RMB 44,000,000.00 even.

2. Upon execution hereof and within 5 days after the gas station’s operation is turned over to Party B, Party B shall pay to Party A 80% of the total rent in the amount of RMB 35,200,000.00; and after the completing of the applicable registration procedures regarding the station and confirming the remaining issues from Party A’s operation, Party B shall pay to Party A the balance of 20% of the rent.  Party A shall bear the fees for change registration procedures.

Article V        Handover of Object under Lease

1. After Party A completes the applicable procedures, Party A and Party B will carry out the handover and Party B shall receive the object under the lease and package it according to the image it requires.

Article VI       Property Right and Ownership Right during the Term

1. During the term of the lease, the use right and beneficial right of the gas station belongs to Party B.

2. During the period operation by Party B, Party A shall be responsible to assist with and manage relationship with the neighbors of all four sides and to ensure the normal provision of water and electrify; Party B shall be responsible for water and electricity charges.

3. Party A warrants that the gas station is not involved in any litigation and any disputes regarding its transfer, sublease and pledge guarantee and other rights.  If there is any disputes regarding the property right to the object under the lease that causes Party B to be unable to operate normally, Party A shall be liable for all the compensation.

4. Party B shall operate independently according to the law, be responsible for its own profit and loss, pay all taxes as required by applicable regulations and bear its own credit and debt liabilities and civil liabilities.

5. Party A must provide the legal procedures [sic] regarding the property right to the gas station.  If, during the period of Party B’s operation, there is any dispute regarding the gas station’s property right or interference caused by demolition or by the administrative agencies for planned site selection that results in Party B’s inability to operate normally, Party A shall refund the portion of the rent already paid by Party B for all the time/year period [the property is] not used and shall compensate Party B for all the actual loss resulting from it.

Article VII      Partial Reconstruction of the Gas Station

During the term of the lease, when the specifications of the object under the lease do not meet the requirements for normal operation, Party B, after obtaining consent from Party A, can perform necessary reconstruction of some of the assets and facilities of the gas station at its own cost.  When at the end of the term of the lease, the gas station part under the lease must be in the normal usable condition.

Article VIII    Addition of Facilities

All the facilities and equipment added by Party B during the term of the lease belong to Party B.  At the end of the term of the lease, Party B must dispose of them at its own discretion within the time stipulated by Party A.

Article IX       The Two Parties’ Warranties

1. Party A shall bear responsibility for all the taxes, credit and debt obligations that occurred prior to the lease of the gas station to Party B and Party B shall have no obligation for any of them.

2. Party B . Party A shall bear responsibility for all the credit and debt obligations that occur after taking over the operation from Party A and Party A shall have no obligation for any of them.

3. During the term of the lease, if the gas station is demolished due to urban planning  and other such factors, , Party A shall refund the portion of the rent already paid by Party B for all the time/year period [the property is] not used.

Article X        Breach of Agreement and Breach Liabilities

Either of the two parties in violation hereof shall be liable for the breach.

1. Breach by Party A: Party A shall refund the rent paid by Party B and pay to Party B a default penalty equaling 10% of the total rent.

2. Breach by Party B: Party B shall have no right to demand Party A to refund the rent and shall pay to Party A a default penalty equaling 10% of the total rent.

Article XI       Dissolution and Termination of this Agreement

1. The occurrence of Force Majeure causing impossibility for the performance hereof.

2. Due to the change of State policies, the gas station objectively cannot be operated.

3. Should the lease be terminated ahead of its expiration, Party A shall refund Party B the portion of the rent already paid for the balance of the term.

Article XII     Effectuation of This Agreement

This Agreement takes effect when it is signed and affixed with a seal.

Article XIII    Resolution of Disputes

During the term of the lease, if there is any dispute between the two parties, it should be settled in the spirit of amicable discussion and negotiation by the two parties on the equal basis.  If discussion and negotiation fail, it must be submitted to the People’s court.

Article XIV    This Agreement has one set of two copies with one to each party.

Article XV.     The two parties shall negotiate and make amendments hereof and supplements hereto for all matters not yet covered herein; all amendments and supplements hereto shall have equal legal effect.

Lessor:	Lessee

Andong Gas Station (Seal)	CBEH (Seal)

Legal Representative: WANG Junben	Legal Representative: XIANG Shanqiang

Date: December 17, 2009

Place: Xi’an